Exhibit 99.1

Kopin Corporation Provides Business Update and Second Quarter 2014 Operating Results

Strong Demand from Military Customers Expected in Second Half of 2014
Strategic transition progressing well

WESTBOROUGH, Mass.--(BUSINESS WIRE)--August 6, 2014--Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the second quarter ended June 28, 2014.

“The strong interest in our wearable technologies during the first six months of 2014 continues to validate our business strategies,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “Our activities over the last six months also demonstrate that companies wishing to compete in the wearable market need to have the ability and expertise to incorporate a multitude of divergent technologies in order to create products that meet consumer demand. We are the partner that can provide that broad knowledge base and accelerate their development.”

“Kopin has always gone to great lengths to understand how our products integrate into our customers’ products. We just don’t ship commodities and let our customers figure out how to integrate them; we focus on understanding the total solution,” said Dr. John C.C. Fan. “The recent increase in orders for our military products is a case in point. Our customers came to us to solve a problem – not to buy a display. Our knowledge of the total system is what is driving companies to seek us out.”

“With the strong intellectual property we have accumulated, our deep understanding of end-user needs, the depth and breadth of our product offerings, our customer support capabilities and our manufacturing capacity, Kopin is uniquely positioned to partner with companies with enterprise, industrial and consumer-focus to help them bring their products to market efficiently,” Dr. Fan added. “Our strong cash and marketable security position of approximately $100 million and a debt-free balance sheet positions us well to execute on our strategy. We are progressing well in getting our wearable product offerings ready by the end of this year and we expect the major investment for our transformation will be completed with our cash position still very strong.”

Second Quarter Financial Results and Outlook

Total revenues for the second quarter ended June 28, 2014, were $6.9 million, compared with $6.1 million for the second quarter of 2013, primarily reflecting an increase in revenue from research and development consulting and sales of products to wearable customers, and partially offset by a decrease in sales of products for military applications.

Research and development expenses for the second quarter were $5.1 million compared with $3.7 million for the second quarter of 2013, reflecting an increase in costs to develop our wearable and military technologies. During the second quarter we filed 3 new patent applications and had 8 patents granted bringing the total patent applications in 2014 to 43 with 12 patents granted. In total we have over 250 patents and applications in our portfolio as of the end of June 2014.

Selling, general and administrative expenses were $4.9 million in the second quarters of 2014 and 2013.

Other income and expense was an expense of $1.6 million for the second quarter of 2014 as compared with income of $0.9 million for the second quarter of 2013. Included within the expense of $1.6 million was an impairment charge for the write-down of an equity investment of $1.3 million. In addition, we recorded foreign exchange losses of $0.7 million for the second quarter of 2014 as compared to foreign exchange gains of $0.4 million for the same period in 2013.

Net loss for the second quarter of 2014 was $8.8 million, or $0.14 per share, compared with net loss of $7.9 million, or $0.13 per share, for the same period of 2013. With the recently announced expected increase in our military sales in the second half of 2014, Kopin is increasing its expected full-year 2014 revenue to be in the range of $24 million to $28 million, and maintaining its expected consolidated net loss in the range of $32 million to $40 million, for the 12 months ending December 27, 2014.

For the six months ending June 28, 2014 cash used in operating activities was $13.0 million and capital expenditures were approximately $1 million. Kopin estimates it will use between $28 million and $32 million to fund operations for the fiscal year 2014 excluding the effects of working capital, and other investing and financing activities.

Financial Results Conference Call

In conjunction with its second quarter 2014 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 P.M. EDT today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin is a leading developer and provider of innovative wearable technologies and solutions. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, software, low-power chipsets, and ergonomically designed headset computing systems. Kopin's proprietary components and technology are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay and Golden-i are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to the Company transforming its business model from one that has been primarily commodity-based to one powered by providing innovative solutions for wearable devices; the new business model can generate substantially higher gross margins; the Company’s plans to make strategic investments and to establish itself to be a preeminent developer of components and solutions in the wearable technology market; and the Company’s expectation that its full-year 2014 revenue will be in the range of $24 million to $28 million; our net loss for full-year 2014 will be in the range of $32 million to $40 million; that we will use between $28 million and $32 million to fund operations for the fiscal year 2014, excluding the effects of working capital, and other investing and financing activities, and we expect the major investment for our transformation will be completed with our cash position still very strong. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: it may take longer than the Company estimates to develop products; the Company’s products may not be accepted by the market place; the Company’s 2014 financial expectations may turn out to be wrong; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of its products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 28, 2013, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Display Revenues by Category (in millions)
Military Applications	$1.5	$3.1	$2.6	$6.0
Consumer Electronics Applications	0.9	0.9	1.7	2.3
Industrial Applications	1.0	0.8	1.7	1.3
Wearable Applications	1.5	0.8	3.1	1.6
Research and Development	2.0	0.5	2.5	1.2
Total	$6.9	$6.1	$11.6	$12.4

Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$242,000	$65,000	$472,000	$119,000
Research and development	305,000	73,000	637,000	126,000
Selling, general and administrative	688,000	776,000	1,253,000	2,175,000
	$1,235,000	$914,000	$2,362,000	$2,420,000

Other Financial Information
Depreciation and amortization	$847,000	$1,040,000	$1,780,000	$2,135,000
Capital expenditures	$534,000	$206,000	$978,000	$514,000
Treasury stock purchases	$-	$2,231,000	$299,000	$2,231,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenues:
Component revenues	$4,906,663	$5,608,778	$9,134,422	$11,176,802
Research and development revenues	2,036,624	469,867	2,503,634	1,220,928
	6,943,287	6,078,645	11,638,056	12,397,730
Expenses:
Cost of component revenues	4,153,739	6,203,960	8,379,188	12,168,366
Research and development	5,137,033	3,657,952	10,223,317	7,905,508
Selling, general and administrative	4,921,194	4,852,533	9,917,993	10,601,649
	14,211,966	14,714,445	28,520,498	30,675,523

Loss from operations	(7,268,679)	(8,635,800)	(16,882,442)	(18,277,793)

Other (expense) income, net	(1,599,684)	851,515	(1,119,935)	(1,279,902)

Loss before (provision) benefit for income taxes, equity loss in	(8,868,363)	(7,784,285)	(18,002,377)	(19,557,695)
unconsolidated affiliate and net income from noncontrolling interest

(Provision) benefit for income taxes	(37,000)	(194,000)	106,000	12,846,000

Loss before equity loss in unconsolidated affiliate and net	(8,905,363)	(7,978,285)	(17,896,377)	(6,711,695)
income from noncontrolling interest

Equity loss in unconsolidated affiliate	(122,553)	(83,697)	(224,858)	(182,785)

Loss from continuing operations	(9,027,916)	(8,061,982)	(18,121,235)	(6,894,480)
(Loss) income from discontinued operations, net of tax	-	(49,356)	-	20,147,532
Net (loss) income	(9,027,916)	(8,111,338)	(18,121,235)	13,253,052

Net income attributable to noncontrolling interest	221,973	201,492	180,876	470,911

Net (loss) income	$(8,805,943)	$(7,909,846)	$(17,940,359)	$13,723,963

Net (loss) income per share:
Basic
Continuing operations	$(0.14)	$(0.13)	$(0.29)	$(0.10)
Discontinued operations	-	(0.00)	-	0.32
Net (loss) income per share	$(0.14)	$(0.13)	$(0.29)	$0.22
Diluted
Continuing operations	$(0.14)	$(0.13)	$(0.29)	$(0.10)
Discontinued operations	-	(0.00)	-	0.32
Net (loss) income per share	$(0.14)	$(0.13)	$(0.29)	$0.22

Weighted average number of common shares outstanding:
Basic	62,643,506	62,492,352	62,586,854	62,160,046
Diluted	62,643,506	62,492,352	62,586,854	63,442,466

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 28, 2014	December 28, 2013
ASSETS
Current assets:
Cash and marketable securities	$98,898,843	$112,729,201
Accounts receivable, net	3,771,733	2,388,461
Inventory	3,294,840	3,078,055
Prepaid and other current assets	1,582,697	1,412,285

Total current assets	107,548,113	119,608,002

Equipment and improvements, net	5,311,666	6,034,963
Goodwill and intangible assets	2,137,962	2,597,634
Other assets	1,193,571	3,024,458
Note receivable	14,900,002	14,866,666

Total assets	$131,091,314	$146,131,723

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,361,832	$3,868,865
Accrued expenses	6,901,209	6,822,556
Billings in excess of revenue earned	289,492	547,681

Total current liabilities	11,552,533	11,239,102

Lease commitments	340,541	329,435

Total Kopin Corporation stockholders' equity	119,239,393	134,553,247
Noncontrolling interest	(41,153)	9,939
Total stockholders' equity	119,198,240	134,563,186
Total liabilities and stockholders' equity	$131,091,314	$146,131,723

CONTACT:
Kopin Corporation
Richard Sneider
Treasurer and Chief Financial Officer
Phone: (508) 870 5959
Email: Richard_Sneider@kopin.com
or
Edelman
Geoffrey Mogilner
Vice President
Phone: (312) 233-1271
Email: geoffrey.mogilner@edelman.com